Exhibit 99.1

VAALCO ENERGY ANNOUNCES 76% INCREASE IN PROVED RESERVES AT YEAR-END 2018 AND A 2019 DRILLING PROGRAM TO INCLUDE UP TO THREE DEVELOPMENT WELLS FUNDED WITH CASH ON HAND AND CASH FROM OPERATIONS

HOUSTON – February 11, 2019 – VAALCO Energy, Inc. (NYSE: EGY) today announced 2018 year-end reserves and plans for drilling in 2019.

Highlights

•	Produced an average of 3,750 barrels of oil per day (“BOPD”) net in 2018 and sold 1.44 million barrels of oil (“MMBO”) net to the Company in 2018
•	Increased year-end proved reserves to 5.4 MMBO, up 76% compared to year-end 2017 proved reserves
o	Added 2.2 MMBO as a result of extending the Production Sharing Contract (“PSC”) in Gabon, 1.1 MMBO from improved performance and 0.4 MMBO through higher oil pricing
o	Replaced over 270% of 2018 production
•	Increased year-end 2018 proved and probable (“2P”) reserves to 9.7 MMBO, an increase of 144% versus year-end 2017
•	Grew present value discounted at 10% per annum (“PV-10”) of proved reserves at SEC pricing to $80.1 million and PV-10 of 2P reserves at SEC pricing to $132.0 million (1)
•	Finalizing plans to drill up to three development wells in 2019 at net cost to VAALCO of $25 to $30 million, all of which will be funded from cash on hand and cash generated from operations

Cary Bounds, Chief Executive Officer, commented, “Last year was a transformational year for VAALCO as we were able to secure the future of the Company by extending our license to operate the Etame permit in Gabon for up to twenty more years. Delivering consistent and predictable production from Etame is the foundation of our Company. Achieving our 2018 production goals at Etame enabled us to generate sufficient cash in 2018 to pay off all of our debt and fund a substantial portion of our 2019 development drilling program.  In addition, we were able to substantially increase our reserve base as a result of the solid production performance, license extension and improved pricing.

In 2019 we plan to drill up to three development wells and two appraisal wellbores funded from cash on hand and cash generated from operations.  The three development wells are expected to immediately increase production and the appraisal wellbores will help further define opportunities to potentially add reserves and production in future drilling campaigns beyond 2019. Our vision is to repeat this process multiple times and continue adding reserves and production for many years to come.  We have a strong, stable reserve base with substantial upside opportunities to create additional value and we are working diligently to deliver that value to our shareholders.”

(1) A non-GAAP measure. See “Supplemental Non-GAAP Financial Measure” below.

2018 Year-End Proved Reserves

VAALCO’s proved reserves at December 31, 2018 have increased by 76% to 5.4 MMBO consisting of 3.4 MMBO of proved developed reserves and 2.0 MMBO of proved undeveloped reserves. The Company’s reserves were fully engineered by its third-party independent reserve consultant, Netherland, Sewell & Associates, Inc., who has provided annual independent estimates of VAALCO’s year-end reserves for over 15 years. In 2018, the Company replaced 270% of production by adding a total of 3.7 MMBO of proved reserves including 2.2 MMBO of proved reserves additions as a result of extending the Etame Marin PSC in Gabon. VAALCO also added 1.1 MMBO of proved reserves as a result of improved reservoir performance and another 0.4 MMBO of proved reserves as a result of higher oil pricing. Year-end probable reserves have also increased by 3.4 MMBO resulting in year-end 2018 proved and probable (“2P”) reserves of 9.7 MMBO, an increase of 144% versus year-end 2017.  This reserve growth occurred despite no capital being spent on drilling new wells in 2018. VAALCO’s proved and probable reserves are 100% oil attributable to the Etame Marin Permit area offshore Gabon.

The PV-10 value of VAALCO’s proved reserves at year-end 2018, utilizing SEC pricing of $70.83 per barrel of oil (average of monthly Brent prices on the first of each month for calendar year 2018), nearly quadrupled to $80.1 million from $22.5 million at December 31, 2017. The PV-10 value of VAALCO’s 2P reserves at year-end 2018 utilizing SEC pricing increased by nearly $100 million to $131.9 million from $33.9 million at year-end 2017.

2019 Development Drilling Program

VAALCO and its joint owners are moving forward with executing a development drilling program in 2019. The Company is already in discussions to secure a rig to drill up to three development wells and two appraisal wellbores in 2019. The Company believes that there is significant reserve upside associated with the two appraisal wellbores as they may confirm 2.8 to 5.6 MMBO of resources that could be converted into 2P reserves at year end 2019. The Company is forecasting that the 2019 drilling program will be funded by cash on hand and cash generated from operations. The current estimated net capital expenditure in 2019 associated with this drilling program is $25 million to $30 million.

About VAALCO

VAALCO Energy, Inc. is a Houston-based independent energy company principally engaged in the acquisition, development and production of crude oil. The Company's properties and acreage are located primarily in Gabon and Equatorial Guinea in West Africa.

Forward Looking Statements

This document includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  Forward-looking  statements include all statements regarding wells anticipated to be drilled and placed on production, future levels of drilling activity and associated production and cash flow expectations, the Company's 2019 guidance and capital expenditure forecast, estimated reserve quantities and the present value thereof, the implementation of the Company's business plans and strategy,  expected sources of future capital funding and future liquidity, future operating losses, future changes in oil and natural gas prices, future strategic alternatives, prospect evaluations, negotiations with governments and third parties, expectations regarding processing facilities, production and sales projections, and reserve growth, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include oil and gas price volatility, inflation, general economic conditions, the Company's success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

These and other risks are further described in VAALCO's annual reports on Form 10-K and quarterly reports on Form 10-Q and other reports filed with the SEC which can be reviewed at http://www.sec.gov, or which can be received by contacting VAALCO at 9800 Richmond Avenue, Suite 700, Houston, Texas 77042, (713) 623-0801.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Supplemental Non-GAAP Financial Measure

PV-10 and Probable Reserves

PV-10 is a non-GAAP financial measure and represents the period-end present value of estimated future cash inflows from VAALCO’s reserves, less future development and production costs, discounted at 10% per annum to reflect timing of future cash flows and using SEC pricing assumptions in effect at the end of the period. PV-10 generally differs from standardized measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes. PV-10 is a widely used measure within the industry and is commonly used by securities analysts, banks and credit rating agencies to evaluate the estimated future net cash flows from proved reserves on a comparative basis across companies or specific properties. VAALCO’s PV-10 is the same as its standardized measure for the periods presented herein.  Neither PV-10 nor the standardized measure purports to represent the fair value of the Company’s oil and natural gas reserves.

VAALCO has provided summations of its proved and probable reserves and summations of its PV-10 for its proved and probable reserves in this press release. The SEC strictly prohibits companies from aggregating proved, probable and possible reserves in filings with the SEC due to the different levels of certainty associated with each reserve category. GAAP does not provide a measure of estimated future net cash flows for reserves other than proved reserves. Investors should be cautioned that estimates of PV-10 of probable reserves, as well as the underlying volumetric estimates, are inherently more uncertain of being recovered and realized than comparable measures for proved reserves.  Further, because estimates of probable reserve volumes have not been adjusted for risk due to this uncertainty of recovery, their summation may be of limited use. Nonetheless, VAALCO believes that PV-10 estimates for probable reserves present useful information for investors about the future net cash flows of its reserves in the absence of a comparable GAAP measure such as standardized measure.

Investor Contact

Phil Patman 713-623-0801